The Board of Directors and Shareholders
Forum Group, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-56355) on Form S-8 of Forum Group, Inc. of our report dated June 3, 1995, relating to the consolidated balance sheets of Forum Group, Inc. and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1995, which report appears in the March 31, 1995 Annual Report on Form 10-K of Forum Group, Inc.





June 28, 1995